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                   BROADVIEW MEDIA ANNOUNCES STRATEGIC PARTNER


MARCH 26, 2003 - Minneapolis, Minnesota -FOR IMMEDIATE RELEASE Broadview Media (www.BroadviewMedia.com)

Broadview Media announced today that Minnesota businessman Terry Myhre has purchased 700,000 shares from the Company in a private, unregistered offering at a price of $.65 per share and received warrants for an additional 350,000 shares with an exercise price of $1.25 per share. Mr. Myhre owns Minnesota School of Business and Globe College. Other investors which have been selected by the Company are expected to acquire an additional 100,000 shares and warrants for 50,000 shares in the same private offering yet this month.

Mr. Myhre now owns approximately 33% of the Company's outstanding shares. After the issuance of the remaining 100,000 shares to others in the private offering and the exercise of Mr. Myhre's and the other investors' associated warrants, he would own approximately 40%. Mr. Myhre has agreed to purchase the remaining 100,000 shares and receive the associated 50,000-share warrants if the other investors do not elect to participate. If he acquired all, he would own approximately 36% of the outstanding shares and, after exercise of all of the warrants, approximately 46%.

The Company also announced that Mr. Myhre was elected to Broadview Media's Board of Directors.

Ken Ritterspach, President and COO, commented, "This is an important strategic partnership for Broadview. Not only does this investment provide working capital, but it also expands our opportunities in both the corporate and education businesses. Although we have no formal agreements with the Minnesota School of Business to announce at this time, there are services we can immediately provide to the Minnesota School of Business, and working together, there are significant opportunities in both the near term and long term."

Terry Myhre added, "Broadview's presence in entertainment, corporate and education provides our students with access to ongoing video production activity and facilities. This is important for our growth plans. Beyond that, there are synergies between the companies that are not available working independently."


ABOUT BROADVIEW MEDIA

Broadview Media is one of the Midwest's leading media production companies. Operating full-service media production facilities in Chicago and Minneapolis, Broadview provides creative and production services for television programming, educational technology, and business communications. Broadview's Business Communications group provides turnkey, "rich media" production for business and organizations, specializing in the support of media initiatives for associations and non-profits. Major clients of Broadview Media include Home & Garden Television, The History Channel, Pearson PLC, Houghton Mifflin, Tellabs, United Way and Chicago's Children's Memorial Hospital. The Company is publicly traded on the OTC Bulletin Board under the trading symbol BDVM. Broadview Media is online at BroadviewMedia.com.



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ABOUT MINNESOTA SCHOOL OF BUSINESS/GLOBE COLLEGE

Minnesota School of Business has three campuses located in Richfield, Plymouth and Brooklyn Center, Minnesota. Globe College is located in Oakdale, Minnesota. Minnesota School of Business and Globe College have been educating students for more than one hundred years and currently have a combined enrollment of 2,600 students.



For Additional Information Contact:                Kenneth Ritterspach
                                                   President, Broadview Media
                                                   952 835-4455
                                                   kenr@BroadviewMedia.com

                                                   Terry Myhre
                                                   President/Owner, MN School of
                                                   Business/Globe College
                                                   612 861-2000
                                                   tmyhre@msbcollege.edu


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